SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(RULE 13e-4)

TENDER OFFER STATEMENT UNDER

SECTION 14(d)(1) OR 13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

DCB Financial Corp

(Name of Subject Company (Issuer) and Filing Person (Offeror))

 Options to Purchase Common Shares, No Par Value Per Share

(Title of Class of Securities)

233 075 100

(CUSIP Number of Class of Securities (Underlying Common Stock))

J. Daniel Mohr

Executive Vice President & Chief Financial Officer

DCB Financial Corp

110 Riverbend Avenue

Lewis Center, Ohio 43035

(740) 657-7510

(Name, Address and Telephone Number of Person Authorized to Receive Notices and

Communications on Behalf of Filing Person)

With a copy to:

Jeremy D. Siegfried, Esq.

Porter, Wright, Morris & Arthur LLP

41 South High Street

Columbus, Ohio 43215

Telephone: (614) 227-2181

CALCULATION OF FILING FEE

Transaction valuation*	Amount of filing fee
$580,590	$67.46
*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 190,104 common shares of DCB Financial Corp that have an aggregate value of $580,590 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $116.20 per $1,000,000 of the transaction value.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing party: Not applicable.
Form or Registration No.: Not applicable.	Date filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:     ☐

ITEM 1. SUMMARY TERM SHEET.

The information set forth under “Summary Term Sheet” in the document entitled “Offer to Exchange Outstanding Stock Options,” dated November 25, 2014 (as amended from time to time, the “Offer to Exchange”), attached hereto as Exhibit (a)(1), is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION.

(a)	Name and Address. The name of the issuer is DCB Financial Corp, an Ohio corporation (the “Company”), and the address and telephone number of its principal executive office is 110 Riverbend Avenue, Lewis Center, Ohio 43035, (740) 657-7510. The information set forth in the Offer to Exchange under Section 9 (“Information About DCB Financial Corp; Summary Financial Information; Risk Factors”) is incorporated herein by reference.

(b)	Securities. This Tender Offer Statement on Schedule TO relates to the solicitation by the Company of elections to exchange options (the “Options”) outstanding under the Company’s 2004 Long-Term Stock Incentive Plan (the “2004 Plan”) to purchase shares (the “Option Shares”) of the Company’s common shares, no par value per share (“Common Shares”), for shares of restricted common stock (the “Restricted Stock”) that will be granted under and subject to the Company’s 2014 Restricted Stock Plan, upon the terms and subject to the conditions described in the Offer to Exchange. This solicitation (the “Offer”) excludes the class of options held by option holders, other than the Company’s non-employee directors, who are not employees of the Company or one of its subsidiaries on the date the Offer expires (the “Offer Period”). In the aggregate, there are 190,104 Common Shares underlying the Options covered in this Offer. If the Offer is accepted, for every Option Share surrendered, the Company will grant to the option holder the number of shares of Restricted Stock set forth in the Offer to Exchange under Section 1 (“Number of Options; Expiration Date”), subject to the terms and conditions of the Offer to Exchange. The information set forth in the Offer to Exchange under “Summary Term Sheet,” Section 1 (“Number of Options; Expiration Date”), Section 5 (“Acceptance of Options for Exchange and Grant of Restricted Stock”) and Section 8 (“Source and Amount of Consideration; Terms of Restricted Stock”) is incorporated herein by reference.

(c)	Trading and Market Price. The information set forth in the Offer to Exchange under Section 7 (“Price Range of Common Stock”) is incorporated herein by reference.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.

(a)	Name and Address. The information set forth under Item 2(a) above and in Section 10 of the Offer to Exchange (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) is incorporated herein by reference. The Company is both the filing person and the subject company.

ITEM 4. TERMS OF THE TRANSACTION.

(a)	Material Terms. The information set forth in the Offer to Exchange under “Summary Term Sheet,” Section 1 (“Number of Options; Expiration Date”), Section 3 (“Procedures for Surrendering Options”), Section 4 (“Change in Election”), Section 5 (“Acceptance of Options for Exchange and Grant of Restricted Stock”), Section 6 (“Conditions of This Offer”), Section 8 (“Source and Amount of Consideration; Terms of Restricted Stock”), Section 9 (“Information About DCB Financial Corp; Summary Financial Information; Risk Factors”), Section 11 (“Status of Options Acquired by Us in This Offer; Accounting Consequences of This Offer”), Section 12 (“Legal Matters; Regulatory Approvals”), Section 13 (“Material U.S. Federal Income Tax Consequences”) and Section 14 (“Extension of This Offer; Termination; Amendment”) is incorporated herein by reference.

(b)	Purchases. The information set forth in the Offer to Exchange under Section 10 (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) is incorporated herein by reference.

ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

(e)	Agreements involving the Subject Company’s Securities. The information set forth in the Offer to Exchange under Section 10 (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) is incorporated herein by reference.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

(a)	Purposes. The Offer is being conducted for compensatory purposes as described in the Offer to Exchange. The information set forth in the Offer to Exchange under Section 2 (“Purpose of This Offer”) is incorporated herein by reference.

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(b)	Use of Securities Acquired. The information set forth in the Offer to Exchange under Section 5 (“Acceptance of Options for Exchange and Grant of Restricted Stock”) and Section 11 (“Status of Options Acquired by Us in This Offer; Accounting Consequences of This Offer”) is incorporated herein by reference.

(c)	Plans. The information set forth in the Offer to Exchange under Section 2 (“Purpose of This Offer”) is incorporated herein by reference.

ITEM 7. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

(a)	Source of Funds. The information set forth in the Offer to Exchange under Section 8 (“Source and Amount of Consideration; Terms of Restricted Stock”) and Section 15 (“Fees and Expenses”) is incorporated herein by reference.

(b)	Conditions. The information set forth in the Offer to Exchange under Section 6 (“Conditions of This Offer”) and Section 8 (“Source and Amount of Consideration; Terms of Restricted Stock”) is incorporated herein by reference.

(d)	Borrowed Funds. Not applicable.

ITEM 8. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

(a)	Securities Ownership. The information set forth in the Offer to Exchange under Section 10 (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) is incorporated herein by reference.

(b)	Securities Transactions. The information set forth in the Offer to Exchange under Section 10 (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) is incorporated herein by reference.

ITEM 9. PERSON/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

(a)	Solicitations or Recommendations. Not applicable.

ITEM 10. FINANCIAL STATEMENTS.

(a)	Financial Information. The information set forth in the Offer to Exchange under Section 9 (“Information About DCB Financial Corp; Summary Financial Information; Risk Factors”) and Section 16 (“Additional Information”) is incorporated herein by reference. Item 8 (“Financial Statements and Supplementary Data”) of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2013 (filed with the SEC on April 15, 2014), including all material incorporated by reference therein, is incorporated herein by reference. Item 1 (“Financial Statements”) of the Company’s quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2014 (filed with the SEC on May 15, 2014), including all material incorporated by reference therein, is incorporated herein by reference. Item 1 (“Financial Statements”) of the Company’s quarterly report on Form 10-Q for its fiscal quarter ended June 30, 2014 (filed with the SEC on August 14, 2014), including all material incorporated by reference therein, is incorporated herein by reference. Item 1 (“Financial Statements”) of the Company’s quarterly report on Form 10-Q for its fiscal quarter ended September 30, 2014 (filed with the SEC on November 14, 2014), including all material incorporated by reference therein, is incorporated herein by reference.

(b)	Pro Forma Information. Not applicable.

ITEM 11. ADDITIONAL INFORMATION.

(a)	Agreements, Regulatory Requirements and Legal Proceedings. The information set forth in the Offer to Exchange under Section 10 (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) and Section 12 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference.

(c) Other Material Information. Not applicable.

ITEM 12. EXHIBITS.

(a)	(1)(A) Offer to Exchange Outstanding Stock Options, dated November 25, 2014, including Summary Term Sheet.

(1)(B) Form of Email Communication to Eligible Option Holders.

(1)(C) Form of Letter to Eligible Option Holders.

(1)(D) Form of Election Form.

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(1)(E) Form of Change of Election Form.

(1)(F) Form of Option Statement of Account.

(1)(G) DCB Financial Corp annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on April 15, 2014, and incorporated herein by reference;

(1)(H) DCB Financial Corp quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the SEC on May 15, 2014, and incorporated herein by reference;

(1)(I) DCB Financial Corp quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2014, filed with the SEC on August 14, 2014, and incorporated herein by reference;

(1)(J) DCB Financial Corp quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2014, filed with the SEC on November 14, 2014, and incorporated herein by reference;

(1)(K) DCB Financial Corp current reports on Form 8-K dated January 10, 2014 (filed with the SEC on January 13, 2014), May 29, 2014 (filed with the SEC on June 2, 2014), July 24, 2014 (filed with the SEC on August 15, 2014), and October 30, 2014 (filed with the SEC on November 4, 2014), and each of the foregoing incorporated herein by reference;

(1)(L) DCB Financial Corp amended current report on Form 8-K/A dated May 23, 2013, filed with the SEC on July 31, 2014, and incorporated herein by reference;

(1)(M) The description of DCB Financial Corp common shares, which is contained in the current report on Form 8-K dated June 18, 2004 (filed with the SEC on June 18, 2004), or contained in any subsequent amendment or report filed for the purpose of updating such description, and incorporated herein by reference.

(b)	Not applicable.

(d)	(1) DCB Financial Corp 2014 Restricted Stock Plan is incorporated herein by reference to Appendix B of the Company’s definitive proxy statement for the 2014 special meeting of shareholders dated September 18, 2014 (filed with the SEC on September 18, 2014).

(2) Form of Restricted Stock Award Notice pursuant to the DCB Financial Corp 2014 Restricted Stock Plan.

(3) DCB Financial Corp 2004 Long-Term Stock Incentive Plan is incorporated herein by reference to Appendix D of the Company’s definitive proxy statement for the 2004 annual meeting of shareholders dated April 14, 2004 (filed with the SEC on April 14, 2004).

(g)	Not applicable.

(h)	Not applicable.

The SEC file number for any filings incorporated by reference is 000-22387. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s Internet site at http://www.sec.gov.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

Not applicable.

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SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

DCB FINANCIAL CORP

By:	/s/ J. Daniel Mohr
J. Daniel Mohr
Executive Vice President and Chief Financial Officer

Date: November 25, 2014

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EXHIBIT INDEX

Exhibit
Number	Description

(a)	(1)(A) Offer to Exchange Outstanding Stock Options, dated November 25, 2014, including Summary Term Sheet.

(1)(B) Form of Email Communication to Eligible Option Holders.

(1)(C) Form of Letter to Eligible Option Holders.

(1)(D) Form of Election Form.

(1)(E) Form of Change of Election Form.

(1)(F) Form of Option Statement of Account.

(1)(G) DCB Financial Corp annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on April 15, 2014, and incorporated herein by reference;

(1)(H) DCB Financial Corp quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the SEC on May 15, 2014, and incorporated herein by reference;

(1)(I) DCB Financial Corp quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2014, filed with the SEC on August 14, 2014, and incorporated herein by reference;

(1)(J) DCB Financial Corp quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2014, filed with the SEC on November 14, 2014, and incorporated herein by reference;

(1)(K) DCB Financial Corp current reports on Form 8-K dated January 10, 2014 (filed with the SEC on January 13, 2014), May 29, 2014 (filed with the SEC on June 2, 2014), July 24, 2014 (filed with the SEC on August 15, 2014), and October 30, 2014 (filed with the SEC on November 4, 2014), and each of the foregoing incorporated herein by reference;

(1)(L) DCB Financial Corp amended current report on Form 8-K/A dated May 23, 2013, filed with the SEC on July 31, 2014, and incorporated herein by reference;

(1)(M) The description of DCB Financial Corp common shares, which is contained in the current report on Form 8-K dated June 18, 2004 (filed with the SEC on June 18, 2004), or contained in any subsequent amendment or report filed for the purpose of updating such description, and incorporated herein by reference.

(b)	Not applicable.

(d)	(1) DCB Financial Corp 2014 Restricted Stock Plan is incorporated herein by reference to Appendix B of the Company’s definitive proxy statement for the 2014 special meeting of shareholders dated September 18, 2014 (filed with the SEC on September 18, 2014).

(2) Form of Restricted Stock Award Notice pursuant to the DCB Financial Corp 2014 Restricted Stock Plan.

(3) DCB Financial Corp 2004 Long-Term Stock Incentive Plan is incorporated herein by reference to Appendix D of the Company’s definitive proxy statement for the 2004 annual meeting of shareholders dated April 14, 2004 (filed with the SEC on April 14, 2004).

(g)	Not applicable.

(h)	Not applicable.

The SEC file number for any filings incorporated by reference is 000-22387. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s Internet site at http://www.sec.gov.

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